EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-71077 and 333-106878 on Form S-3, and Nos. 333-73391, 333-106880, 333-106881 and 333-132665 on Form S-8 of our reports, dated March 15, 2010, relating to the financial statements of First Cash Financial Services, Inc. as of December 31, 2009 and 2008 and for the three-year period ended December 31, 2009, and to the effectiveness of internal control over financial reporting as of December 31, 2009, appearing in this Annual Report on Form 10-K of First Cash Financial Services, Inc.

Hein & Associates LLP
Dallas, Texas
March 15, 2010